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                                                                      EXHIBIT 9

                              PACIFIC CAPITAL FUNDS
                                  (the "Trust")
                           PLAN PURSUANT TO RULE 18f-3



                The Trust hereby adopts this plan pursuant to rule 18f-3 under the Investment Company Act of 1940, as amended, on behalf of each of its series (the "Funds"). This plan sets forth the separate arrangement and expense allocation of each class of shares of the Funds. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the independent Trustees.

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                                           CLASS CHARACTERISTICS

Retail Class Shares:                        Retail Class shares bear the expenses of the ongoing
                                            Rule 12b-1 fees applicable to that Class. Specific
                                            shareholders within the Retail Class may be subject
                                            to an initial sales charge as set forth in each Fund's
                                            current prospectus and statement of additional
                                            information (together, the "prospectus").

Institutional Class Shares:                 Institutional Class shares are not subject to an initial
                                            sales charge, nor are they subject to any Rule 12b-1
                                            fee.
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                         INCOME AND EXPENSE ALLOCATIONS

                Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.


                           DIVIDENDS AND DISTRIBUTIONS

                Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.


                               EXCHANGE PRIVILEGE

                Holders of Retail Class and Institutional Class shares shall have such exchange privileges as set forth in each Fund's current prospectus. Exchange privileges may vary among Classes.




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                          OTHER RIGHTS AND OBLIGATIONS

                Except as otherwise described above, in all respects, each Class shall have the same rights and obligations as each other Class.


                                  VOTING RIGHTS

                Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its ongoing distribution fees. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.




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